May 8, 2017

To Brandon Wilson Association Placer care of
Foster Wilson. via email and mail.
fwilson02@gmail.com

14605 Geronimo Trail
Reno NV,
89521 USA

Dear Foster,

As per our property option Agreement dated May 12, 2016, Enertopia Corp. is providing formal notice under clause 8 (a) (i) Termination Notice, of the above Agreement that Enertopia Corp has terminated the option to purchase agreement and will make no further cash or share payments related to the Agreement. Enertopia will transfer any claims in the name of Enertopia to the Brandon Wilson Association Placer with respect to the May 12th property option agreement.

Enertopia thanks Brandon Wilson Association Placer in its efforts with moving the project forward. Wishing you the best success with the Central Nevada Brine Project.

Sincerely,

Robert McAllister
President Enertopia Corp.